UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Lindsay A. Rosenwald, M.D.
   787 Seventh Avenue, 48th Floor
   New York, NY 10019
2. Date of Event Requiring Statement (Month/Day/Year)
   08/29/97
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   CONVERSION TECHNOLOGIES INTERNATIONAL INC
   CTIX

5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director (X) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
___________________________________________________________________________________________________________________________________|
1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
                                           |                      |                |                                               |
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___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Beneficially Owned                                                                             |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
Warrants                |4/29/94  |4/29/01  | Common Stock          |10,374   |$4.77     |  D          |                           |
                        |         |         |                       |         |          |             |                           |
                        |         |         |                       |         |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Warrants                |5/5/95   |5/5/05   | Common Stock          |34,353   |$4.84     |  D          |                           |
                        |         |         |                       |         |          |             |                           |
                        |         |         |                       |         |          |             |                           |
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___________________________________________________________________________________________________________________________________|

Explanation of Responses:


SIGNATURE OF REPORTING PERSON
/s/Lindsay A. Rosenwald, M.D.
-----------------------------
Lindsay A. Rosenwald, M.D.

DATE
05/11/98

                             ATTACHMENT A TO FORM 3


Reporting Person:                   Lindsay A. Rosenwald, M.D.
Issuer:                             Conversion Technologies International, Inc.



         Lindsay A. Rosenwald, M.D., the President and sole shareholder of Paramount Capital, Inc., is also the President and sole shareholder of Paramount Capital Asset Management, Inc. ("Paramount"). Paramount is the General Partner of the Aries Domestic Fund. L.P. (the "Partnership"), and also serves as the investment manager to The Aries Trust (the "Trust"), a Cayman Islands trust, both of which own securities of the Issuer. Paramount and Dr. Rosenwald disclaim beneficial ownership of the securities held by the Partnership and the Trust, except to the extent of their pecuniary interests therein, if any.